EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 Registration Statement No. 333-184742 on Form S-4 of our reports relating to the consolidated financial statements of West Coast Bancorp and the effectiveness of West Coast Bancorp’s internal control over financial reporting dated February 24, 2012, appearing in the Annual Report on Form 10-K of West Coast Bancorp for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Portland, Oregon

December 28, 2012